WALDWIDE GROUP, INC.
A Delaware State Corporation
50,000,000 Common Shares Authorized		$.001 Par Value
10,185,900	Shares Issued
418	Shareholders
ASSETS:	NONE
LIABILITIES:	NONE	C.I.K No. 1369726

We will sell 9,167,310 common shares to the buyer for $40,000.00

Payment will be made paid at per attached “Exhibit B”

Closing can be set for four to six weeks after receipt of the deposit.

At closing you will receive the following:
1.	Minute Book, Articles of Incorporation & Bylaws.
2.	Computer printout of all Shareholders.
3.	Filing receipt from the State of Delaware stamped on the
Certificate of Incorporation
4.	An Opinion Letter from our attorney attesting to the validity and condition of the Corporation.
5.	Minutes of all Shareholder and Directors Meetings.
6.	Resignation of all officers and directors.
7.	Stock certificates representing 9,167,310 shares purchased in the name of the people you designate.
8.	Current stock transfer records up to date of closing.
9.	A Certified Balance Sheet.
10.	Copy of Form D filed with the S.E.C.
11.	Pledge and Security Agreement.

1

The information contained in this outline is accurate and is intended to form a part of and be merged into the attached Agreement.
Please initial and return a copy.

SUBJECT TO PRIOR SALE

AGREEMENT FOR THE PURCHASE OF COMMON STOCK

AGREEMENT, made this February 1, 2008 by and between the undersigned (“Shareholders”) who intend to become shareholders of WALDWIDE GROUP, INC. (WALDWIDE) and Roy Hopkins or Assigns as BUYER is for the purpose of setting forth the terms and conditions upon which the Shareholders will sell to BUYER shares of WALDWIDE common stock to be acquired by the Shareholders.

     The information contained in the outline pages preceding this Agreement is part of and intended to be merged into and made a part of this Agreement.

     In consideration of the mutual promises, covenants, and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE I

SALE OF SECURITIES

     Subject to the terms and conditions of this Agreement, the Shareholders agree to sell, and BUYER agrees to purchase, 9,167,310 shares of the common stock of WALDWIDE for $40,000.00. The shares to be sold by each Shareholder and the consideration to be received by each Shareholder is reflected in the following table:

	Shares	Consideration
Shareholder	to be sold	to be received

Morris Diamond.	2,810,800	12,263.00
Shirley Diamond	2,530,000	11,040.00
Tramdot Development Corp	1,602,215	6,991.00
Southward Investments	2,100,000	9,163.00
E-Cap Ventures Corp.	124,295	543.00
	--------------	----------------
Total	9,167,310	$40,000.00

     Each Shareholder hereby appoints E-Cap Ventures Corp. to receive and hold all consideration received from BUYER for the sale of the shares described above.

     See attached Exhibit “B” for method of payment

ARTICLE II

REPRESENTATIONS AND WARRANTIES

     The Shareholders, jointly and severally, represent and warrant to BUYER that the following shall be true and correct in all respects as of the closing (as defined in Article IV of this agreement).

2.01 Organization. WALDWIDE is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, has all necessary corporate powers to own properties and carry on business, and is duly qualified to do business and is in good standing in Delaware. All actions taken by the Incorporators, Directors and/or shareholders of WALDWIDE have been valid and in accordance with the laws of the State of Delaware.

2.02 Capital. The authorized capital stock of WALDWIDE consists of 50,000,000 shares of common stock, $0.001 par value, of which 10,185,900 shares are issued and outstanding. All outstanding shares are fully paid and non assessable, free of liens, encumbrances, options and legal or equitable rights of others not a party to this Agreement. At closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating WALDWIDE to issue or to transfer from treasury any additional shares of its capital stock. None of the outstanding shares of WALDWIDE are subject to any stock restriction agreements. There are approximately 418 bona-fide shareholders of WALDWIDE. All of such shareholders have valid title to such shares and acquired their shares in a lawful transaction and in accordance with Delaware corporate law. At least 80% of such shareholders each own at least 100 shares of WALDWIDE common stock.

2.03 Financial Statements. Exhibit A to this Agreement includes the balance sheets of WALDWIDE as of FEBRUARY 1, 2008, and the related statements of income and retained earnings for the period then ended. The financial statements have been prepared in accordance with generally accepted accounting principles and consistently followed by WALDWIDE throughout the periods indicated, and fairly present the financial position of WALDWIDE as of the date of the balance sheet included in the financial statements, and the results of its operations for the periods indicated.

2.04 Absence of Changes. Since FEBRUARY 1, 2008, there has not been any change in the financial condition or operations of WALDWIDE, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

2.05 Liabilities. WALDWIDE did not as of FEBRUARY 1, 2008 have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected in WALDWIDE balance sheet as of FEBRUARY 1, 2008. The Shareholders are not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving WALDWIDE or its common stock. There is no dispute of any kind between WALDWIDE and any third party, and no such dispute will exist at the closing of this Agreement. At closing, WALDWIDE will be free from any and all liabilities, liens, claims and/or commitments.

2.06 Tax Returns. Within the times and in the manner prescribed by law, WALDWIDE has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable. No federal income tax returns of WALDWIDE have been audited by the Internal Revenue Service. The provision for taxes, if any, reflected in WALDWIDE balance sheet as of FEBRUARY 1, 2008, is adequate for any and all federal, state, county, and local taxes for the period ending on the date of that balance sheet and for all prior periods, whether or not disputed. There are no present disputes as to taxes of any nature payable by WALDWIDE.

2.07 Ability to Carry Out Obligations. The Shareholders have the right, power, and authority to enter into, and perform their obligations under this Agreement. The execution and delivery of this Agreement by the Shareholders and the performance by the Shareholders of their obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which WALDWIDE or the Shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause WALDWIDE to be liable to any party, or (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of WALDWIDE or upon the securities of WALDWIDE to be acquired by BUYER.

2.08 Full Disclosure. None of representations and warranties made by the Shareholders, or in any certificate or memorandum furnished or to be furnished by the Shareholders, or on their behalf, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

2.09 Contracts and Leases. WALDWIDE is not a party to any contract, agreement or lease. No person holds a power of attorney from WALDWIDE.

2.10 Compliance with Laws. WALDWIDE has complied with, and is not in violation of any federal, state or local statute, law, and/or regulation pertaining to WALDWIDE. WALDWIDE has complied with all federal and state securities laws in connection with the offer, sale and distribution of its securities. At the time WALDWIDE filed its Form D with the Securities and Exchange Commission, WALDWIDE was entitled to use the exemption provided by Section 504 of the Securities and Exchange Commission relative to the exchange of its shares or any other transaction described in such Form D.

2.11 Litigation. WALDWIDE is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of the Shareholders, there is no basis for any such action or proceeding and no such action or proceeding is threatened against WALDWIDE. WALDWIDE is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency or instrumentality.

2.12 Conduct of Business. Prior to the closing, WALDWIDE shall conduct its business in the normal course, and shall not (without the prior written approval of BUYER) (i) sell, pledge, or assign any assets (ii) amend its Articles of Incorporation or Bylaws, (iii) declare dividends, redeem or sell stock or other securities, (iv) incur any liabilities, (v) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or (vi) enter into any other transactions.

2.13 Corporate Documents. Copies of each of the following documents, which are true, complete and correct in all material respects, will be attached to and made a part of this Agreement:

(i)	Articles of Incorporation ;
(ii)	Bylaws;
(iii)	Minutes of Shareholders Meetings;
(iv)	Minutes of Directors Meetings;
(v)	An Opinion Letter from our attorney attesting to the
validity and condition of the Corporation;
(vi)	List of Officers and Directors;
(vii)	List of Shareholders;
(viii)	Copy of Form D filed with Securities and Exchange
Commission;
(ix)	Balance Sheet as of FEBRUARY 1, 2008, together
with other financial statements described in Section
2
(x)	Secretary of State Filing Receipt stamped on the
Certificate of Incorporation;
(xi)	Copies of all federal and state income tax returns of

WALDWIDE;

(xii)	Stock certificate records of WALDWIDE and a
Current accurate list of WALDWIDE shareholders;

2.14 Closing Documents. All minutes, consents or other documents pertaining to WALDWIDE to be delivered at closing shall be valid and in accordance with the laws of Delaware.

2.15 Title. The Shareholders have good and marketable title to all of the securities to be sold to BUYER pursuant to this Agreement. The securities to be sold to BUYER will be, at closing, free and clear of all liens, security interests, pledges, charges, claims or encumbrances of any kind. None of such Shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares. Except as provided in this Agreement, the Shareholders are not parties to any agreement which offers or grants to any person the right to purchase or acquire any of the securities to be sold to BUYER. There is no applicable local, state or federal law, rule, regulation, or decree which would as a result of the purchase of the Shares by BUYER, impair, restrict or delay BUYER voting rights with respect to the Shares.

ARTICLE III

INVESTMENT INTENT

     BUYER agrees that the securities being acquired pursuant to this Agreement may be sold, pledged, assigned, hypothecated or otherwise transferred, with or without consideration (“Transfer”) only pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of WALDWIDE. BUYER agrees, prior to any Transfer, to give written notice to WALDWIDE expressing his desire to effect the Transfer and describing the proposed Transfer.

ARTICLE IV

CLOSING

     The closing of this transaction will occur when all of the documents and/or consideration described below have been delivered. Unless the closing of this transaction takes place on or before March 14, 2008, then either party may terminate this Agreement. If this Agreement is terminated due to the failure of the Shareholders to provide the documents specified below, then all consideration paid by BUYER shall be returned to BUYER. If this Agreement is terminated by the Shareholders due to the failure of BUYER to provide the consideration specified below, then all amounts previously paid by BUYER will be forfeited to the Shareholders and BUYER will have no further liability to the Shareholders. As part of the closing, the following documents, in form reasonably acceptable to counsel to the parties shall be delivered:

By the Shareholders:

     A. A certificate or certificates for 9,167,310 shares of WALDWIDE common stock, registered in the name of BUYER or its designees.

    B. The resignation of all officers of WALDWIDE.

     C. A Board of Directors resolution appointing BUYER designees as directors of WALDWIDE.

     D. The resignation of all the directors of WALDWIDE, except BUYER designees, dated subsequent to the resolution described in B above.

     E. Certified financial statements of WALDWIDE, which shall include a balance Sheet dated as of FEBRUARY 29, 2008 and statements of operations, stockholders’ equity and cash flows for the twelve months period then ended. The financial statements of WALDWIDE shall be covered by a report of a certified public accountant. The accountant’s report shall state that the accountant conducted his audit in accordance with generally accepted auditing standards, that his audit provided a reasonable basis for his opinion and that in his opinion, the financial statements covered by the report present fairly, in all material respects, the financial position of WALDWIDE as of FEBRUARY 29, 2008, and the results of its operations and its cash flows for the twelve months ended FEBRUARY 29, 2008, in conformity with generally accepted accounting principles. Such report will not be qualified or limited in any respect. The accountant reporting on such financial statements will submit proof to BUYER, on or before closing that the accountant has a standard professional liability policy (which provides coverage for the audit report on WALDWIDE financial statements) with policy limits of at least $1,000,000 for each occurrence or claim.

     F All of the business and corporate records of WALDWIDE, including but not limited to correspondence files, bank statements, checkbooks, savings account books, minutes of shareholder and directors meetings, financial statements, shareholder listing, stock transfer records, agreements and contracts.

     G. Such other minutes of WALDWIDE shareholders or directors as may reasonably be required by BUYER.

BY BUYER:

     A. A Promissory Note for $40,000.00 plus interest @ 6 percent per annum representing the balance of the payment due for the 9,167,310 shares of WALDWIDE common stock.

Said note shall be due and payable not later than December 31, 2008

BUYER has agreed to have E-Cap Ventures Corp. hold in escrow the 9,167,310 shares purchased herein together with a valid signed and sealed Stock Power Assignment to the various Sellers, should the Promissory Note not be executed.

ARTICLE V

REMEDIES

5.01 Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settle by arbitration in Rochester, New York in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

5.02 Termination. In addition to any other remedies, BUYER may, on or before the closing date, terminate this Agreement, without liability.

     (1) If any bona-fide action or proceeding shall be pending against the Shareholders or WALDWIDE on the closing date that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the carrying out of this Agreement, or if any agency of the federal or of any state government shall have objected at or before the closing date to the acquisition of WALDWIDE securities by BUYER or to any other action required by or in connection with this Agreement;

     (2) If at the Closing the Shareholders failed to do all things required to be completed pursuant to the terms of this Agreement

5.03 Indemnification. The Parties, jointly and severally agree to indemnify the other against all actual losses, damages and expenses caused by (i) any material breach of this Agreement or any material misrepresentation contained herein or (ii) any misstatement of a material fact or omission to state a material fact required to be stated herein or necessary to make the statements herein not misleading.

ARTICLE VI

MISCELLANEOUS

6.01 Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

6.02 No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

6.03 Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed without knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

6.04 Time of Essence. Time is of the essence of this Agreement and of each and very provision hereof.

6.05 Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

6.06 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.07 Notices. All notices, requests, demands and other Communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

                                        The Shareholders:

c/o Morris Diamond
E-Cap Ventures Corp.
2541 Monroe Avenue Suite 301
Rochester, New York 14618

**ROY HOPKINS**

Roy Hopkins
233 Alexander Street
Second Floor
Rochester, New York 14607-2518

6.08 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

6.09 Effect of Closing. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall be true and correct as of the closing and shall survive the closing of this Agreement.

6.10 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

6.11 The Buyer hereby acknowledges that with the exception of those certificates to be issued to Buyer (or its nominee) hereunder and those to be retained by Sellers, no stock certificates have been issued to the other shareholders ( a list of those entitled to same having been kept in book entry form). Buyer further acknowledges its obligation to prepare and issue certificates to the shareholders in the names and amounts appearing on the shareholders list to be given to Buyer a the Closing.

AGREED AND ACCEPTED as of the date first above written.

Roy Hopkins: Buyer

11

Tramcot Development Corp.
Shirley Diamond, President

Southward Investment LLC
Morris Diamond, C.O.O.

Morris Diamond

Shirley Diamond

E-CAP Ventures Corporation
Morris Diamond: President

12

     WALDWIDE GROUP, INC Pledge and Security Agreement EXHIBIT “B”

     A Promissory Note for $40,000.00 plus interest @ 6 percent per annum representing the balance of the payment due for the 9,167,310 shares of WALDWIDE common stock.

Said note shall be due and payable not later than December 31, 2008

BUYER has agreed to have E-Cap Ventures Corp. hold in escrow the 9,167,310 shares purchased herein together with a valid signed and sealed Stock Power Assignment to the various Sellers, should the Promissory Note not be executed.